Filed Pursuant to Rule 433
                                                          File No. 333-130390-05

CD 2007-CD5 - $2.09 Bln CMBS

Co-Leads/Jt Books: Deutsche Bank Securities Inc.
                   Citigroup Global Markets Inc.

Co-Managers:       Credit Suisse Securities (USA) LLC
                   SunTrust Robinson Humphrey, Inc.

Rating Agencies:   Fitch/Moody's/S&P

Class  Size(MM)     F/M/S    WAL  Spread Coupon    Yield    Price      CUSIP
A1       42.300  AAA/Aaa/AAA 3.11  S+100 5.17100% 5.245%  99.748261% 12514AAA9
A2       88.500  AAA/Aaa/AAA 4.66  S+111 5.65500% 5.543% 100.496881% 12514AAB7
A3       39.400  AAA/Aaa/AAA 6.81  S+117 5.88400% 5.824% 100.497600% 12514AAC5
AAB      52.000  AAA/Aaa/AAA 6.91  S+102 5.74500% 5.684% 100.499411% 12514AAD3
A4      958.880  AAA/Aaa/AAA 9.62  S+100 5.88600% 5.858% 100.493913% 12514AAE1
A1A     284.848  AAA/Aaa/AAA 8.03               NOT OFFERED
AM      168.726  AAA/Aaa/AAA 9.79  S+140 6.17932% 6.269% 100.312834% 12514AAG6
AMA      40.693  AAA/Aaa/AAA 9.86               NOT OFFERED
AJ      111.780  AAA/Aaa/AAA 9.87  S+175 6.17932% 6.624%  97.824509% 12514AAJ0
AJA      26.959  AAA/Aaa/AAA 9.88               NOT OFFERED
B        20.942  AA+/Aa1/AA+ 9.96  S+215 6.17932% 7.029%  95.039122% 12514AAL5
C        20.942  AA/Aa2/AA   9.96  S+235 6.17932% 7.229%  93.693308% 12514AAM3
XP    2,039.879  AAA/Aaa/AAA

Collateral:        161 loans / 258 properties

Loan Sellers:      Citigroup Global Markets Realty Corp. (43.8%)
                   German American Capital Corporation   (33.9%)
                   Artesia Mortgage Capital Corporation  (12.8%)
                   CWCapital LLC                          (5.5%)
                   SunTrust Bank                          (4.1%)

Property Types:    Office 36.0%, Retail 16.7%, Multifamily 14.3%, Industrial
                   13.6%, Hotel 8.4%, Mix 6.4%, Other 4.7%

Geographic:        NY 14.0%, DC 10.1%, CA 9.4%, MA 8.5%, TX 5.8%, Other 52.3%

DSCR/LTV:          1.35x / 68.0%

Expected Timing
Thu 11/29          Expected Settlement Date

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The asset-backed securities referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination"). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-130390) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or you e-mail a request to brian.trotta@db.com. The securities may not be suitable for all investors. Deutsche Bank Securities Inc. and the other underwriters and their respective affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE: THIS MATERIAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS MATERIAL IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA
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